Exhibit 32.2

CERTIFICATION

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Seven Seas Cruises S. DE R.L. (the “Company”) hereby certifies that to such officer's knowledge, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2014

By:	/s/ JASON M. MONTAGUE
Jason M. Montague
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.